Exhibit 23.2

CONSENT OF P&E Mining consultants inc.

We hereby consent to the incorporation by reference of any estimates of reserves or mineralized material and other analyses performed by us in our capacity as an independent consultant to McEwen Mining Inc. (“the Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and as incorporated by reference in the Company’s Registration Statements on Form S-3 (Nos. 333-224476 and 333-234612), Form S-4 (No. 333-226858) and Form S-8 (Nos. 333-144563, 333-144569, 333-112269, 333-179143, 333-179144, 333-204693, and 333-222609), and any amendment, prospectuses or supplements thereto, and in any amendment to any of the foregoing. We further consent to the use of our name in the Annual Report on Form 10-K.

Date: March 10, 2021

/s/ Eugene Puritch
Eugene Puritch, P.Eng., FEC, CET
P&E Mining Consultants Inc.